SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

AVANTAIR, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AVANTAIR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on March 4, 2009

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Avantair, Inc., a Delaware corporation (“Avantair”), will be held on Wednesday, March 4, 2009, at 12:00 p.m., local time, in the Avantair Executive Conference Room located at 4311 General Howard Drive, Clearwater, Florida 33762 for the following purposes:

1. To elect seven (7) directors to serve for the ensuing year or until their successors are duly elected and qualified;

2. To ratify the appointment of J.H. Cohn, LLP, as Avantair’s independent registered public accountants for the fiscal year ending June 30, 2009; and

3. To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.

Avantair’s Board of Directors intends to present the following seven nominees for director at the Annual Meeting: Barry J. Gordon, Arthur H. Goldberg, Steven Santo, Stephanie A. Cuskley, A. Clinton Allen, Robert J. Lepofsky and Richard B. DeWolfe. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on January 28, 2009 are entitled to notice of and to vote at the Annual Meeting.

A list of all stockholders entitled to vote at the 2009 Annual Meeting will be available for examination at the Office of General Counsel of Avantair, Inc., at 4311 General Howard Drive, Clearwater, Florida 33762, for the ten days before the meeting between 9:00 a.m. and 5:00 p.m., local time, and at the place of the Annual Meeting during the Annual Meeting.

You have the option to receive future proxy materials electronically via the Internet. You may choose to do so by following the simple instructions contained in this mailing. Offering electronic delivery of future annual reports and proxy statements is not only cost-effective for Avantair but is also friendlier to the environment.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website shown on the proxy card; or (2) mark, date, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you elected to receive the 2009 proxy materials over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment or we discontinue the availability of our proxy materials on the Internet. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

FOR THE BOARD OF DIRECTORS OF AVANTAIR, INC.

Allison Roberto
General Counsel and Secretary
Clearwater, Florida January 29, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on March 4, 2009

The Proxy Statement and Annual Report to Stockholders are available at
http://www.cstproxy.com/avantair/2009
Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE THROUGH THE INTERNET.

AVANTAIR, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
March 4, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Avantair, Inc., a Delaware corporation (except where the context otherwise requires, references herein to “Avantair,” “we,” “our,” or “us” mean Avantair, Inc.), for use at the Annual Meeting of Stockholders to be held on Wednesday, March 4, 2009, at 12:00 p.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Avantair Executive Conference Room located at Avantair’s principal location at 4311 General Howard Drive, Clearwater, Florida 33762, and its telephone number at that location is (727) 539-0071.

These proxy solicitation materials, together with Avantair’s Fiscal 2008 Annual Report to Stockholders, were mailed on or about February 6, 2009 to all stockholders entitled to vote at the Annual Meeting.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they determine, in their discretion.

Who can vote?

Stockholders of record at the close of business on January 28, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of January 26, 2009 (the “Measurement Date”), 15,306,666 shares of Avantair’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Avantair’s common stock, see “Security Ownership of Certain Beneficial Owners and Management. The enclosed proxy card shows the number of shares you can vote.

How do I vote?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Please promptly vote by internet, by telephone or by signing and dating the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Avantair’s Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet at a later date) or by attending the Annual Meeting and voting in person.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your shares are voted.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by Avantair. In addition, Avantair may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Avantair’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of Avantair common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum. If you own shares through a broker, bank, or other nominee, you must instruct that party how to vote in order for your vote to be counted.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our corporate secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

How are nominees for election to our board of directors selected?

Our corporate governance and nominating committee recommend to our board of directors individuals as nominees for election to our board of directors at the annual meeting of stockholders and to fill any vacancy or newly created directorship on the board of directors. In identifying and evaluating nominees for director, the board of directors considers each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders’ long term interests.

Our Bylaws provide that the voting standard for the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. We have nominated seven directors for election at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the 2009 election of directors is an uncontested election. To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation.

The board of directors will consider stockholder nominations as nominees for election to our board of directors. In evaluating such nominations, the board of directors will use the same selection criteria the board of directors uses to evaluate other potential nominees. Any stockholder may suggest a nominee by sending the following information to our board of directors: (1) such stockholder’s name, mailing address and telephone number; (2) the class and number of shares of the Company which are owned beneficially and of record by the stockholder; (3) the suggested nominee’s name, mailing address and telephone number; (4) a statement whether the suggested nominee knows that his or her name is being suggested by you; (5) the suggested nominee’s resume or other description of his or her background and experience; (6) such stockholder’s reasons for suggesting that the individual be considered; (7) whether such stockholder has any material interest in the election of such nominee, and what such interest is; and (8) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of at least a majority of our issued and outstanding shares of common stock. The information should be sent to the board of directors addressed as follows: Board of Directors Nominations, Avantair, Inc., 4311 General Howard Drive, Clearwater, Florida 33762.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Electronically via the Internet

For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Continental Stock Transfer (“Continental”), Avantair’s transfer agent, may vote by mailing in the proxy or on the Internet at the following address on the World Wide Web: www.continentalstock.com. Specific instructions to be followed by any registered stockholder interested in voting via the Internet are set forth on the enclosed proxy card. Votes submitted via the Internet by a registered stockholder must be received by 7:00 p.m. (Eastern Standard Time) on March 3, 2009.

For Shares Registered in the Name of a Brokerage or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Continental for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 7:00 p.m. (Eastern Standard Time) on March 3, 2009. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

These Internet voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholders. Also, please be aware that Avantair is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Avantair. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Avantair’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Avantair to send you the proxy statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s proxy statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note, however, that the Securities and Exchange Commission (the “SEC”) has enacted rules regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, and we may decide to change our procedures for the distribution of our proxy materials by next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Avantair. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.

What vote is required to approve each item?

Election of Directors.    The seven nominees receiving the highest number of affirmative votes of the votes cast at the meeting, either in person or by proxy, shall be elected as directors. A properly executed proxy card marked “WITHOUT AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of the appointment of J.H. Cohn, LLP.    Stockholder ratification of the selection of J.H. Cohn, LLP, an independent registered public accounting firm, as our independent auditor is not required by the Company’s Bylaws or otherwise. However, the board of directors is submitting the selection of J.H. Cohn, LLP to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the adoption of this proposal. For purposes of this vote, a vote to abstain (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What is the recommendation of the board of directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board of directors recommends a vote to approve Proposal No. 1, for election of the nominated slate of directors to serve until the 2010 annual meeting of stockholders or until their successors are duly elected and qualified, as set forth in the notice of meeting on the cover page of this proxy statement and Proposal No. 2, for the ratification of the appointment of J.H. Cohn, LLP as our independent auditors for the fiscal year ending June 30, 2009. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in accordance with their best judgment.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act, our stockholders may present proposals for inclusion in our proxy statement for consideration at the 2010 annual meeting of our stockholders by submitting their proposals to us in a timely manner. Any such proposal must comply with Rule 14a-8 and must be received by the company at the address appearing on the first page of this proxy statement no later than October 30, 2009.

Stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, shall give written notice to our Secretary not less than 60 days nor more than 90 days before the date of the annual meeting. If, however, less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed or publicly announced. The written notice should be sent to our corporate secretary, Allison Roberto, Avantair, Inc., 4311 General Howard Drive, Clearwater, Florida 33762, and must include a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on our books and the number of shares of our common stock the stockholder beneficially owns.

SEC rules set forth standards for what stockholder proposals we are required to include in a proxy statement for an annual meeting.

Fiscal Year End

Avantair’s fiscal year ends June 30.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

A Board of seven directors (constituting the entire board of directors) are to be elected at the Annual Meeting. The persons named below have been nominated by the board of directors on recommendation of its corporate governance and nominating committee named herein as candidates. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Avantair is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

The names of Avantair’s nominees for director and certain information about them are set forth below:

Name	Age	Position
Barry J. Gordon	63	Chairman of the Board
Arthur H. Goldberg	66	Director
Steven Santo	41	Chief Executive Officer and Director
Stephanie A. Cuskley	48	Director
A. Clinton Allen	64	Director
Robert J. Lepofsky	64	Director
Richard B. DeWolfe	64	Director

Barry J. Gordon. Mr. Gordon has been Avantair’s (formerly known as Ardent Acquisition Corporation) Chairman of the Board since its inception. Mr. Gordon has nearly 40 years of experience in evaluating aviation industry securities, including membership for 25 years in the Society of Airline Analysts (with 5 years as its president), and over 30 years experience in the senior management of a mutual fund specializing in the airline, aerospace and technology industries. Mr. Gordon served as executive vice president of American Fund Advisors, Inc. from September 1978 until December 1980, as its president from December 1980 until May 1987 and has been its chairman of the board since May 1987. American Fund Advisors is a private money management firm that manages money for high net worth individuals, pension and profit sharing plans. Mr. Gordon has been a director of American Fund Advisors since December 1980. From December 1991 to March 2005, he was president, and from December 1991 to December 1993, he was director, of the John Hancock Technology Series, Inc., an investment company. Since September 1999, Mr. Gordon has been President, Chief Executive Officer and a director of BlueStone AFA Management, LLC, the general partner of the AFA Private Equity Fund 1 (formerly BlueStone AFA Fund), a venture capital fund providing equity capital for public and private companies primarily in the technology sector, and since January 2000, he has been a director of the AFA Private Equity Fund. Mr. Gordon has been Chairman of the Board and Chief Executive Officer of North Shore Acquisition Corp., a blank check company formed in June 2007 for the purpose of effecting a business combination with an operating business, since its inception in June 2007. Mr. Gordon has also been chairman of the board and Chief Executive Officer of the New Jersey Cardinals, a Class A affiliate of the St. Louis Cardinals, from February 1990 until April 2006 and the Norwich Navigators, a Class AA affiliate of the San Francisco Giants, from March 1991 until April 2005. He also served as a director of Winfield Capital Corp., an Over The Counter Bulletin Board listed small business investment company, from October 1995 to October 2005. In 1992, Mr. Gordon was awarded Entrepreneur of the Year for Long Island in financial services. Mr. Gordon received a B.B.A. from the University of Miami and an M.B.A. from Hofstra University.

Arthur H. Goldberg. Mr. Goldberg has been a member of Avantair’s (formerly known as Ardent Acquisition Corporation) Board of Directors since inception. Mr. Goldberg has served as a member of Corporate Solutions Group since January 2000. From February 1994 to December 1999, Mr. Goldberg served president of Manhattan Associates, an investment and merchant banking firm. Mr. Goldberg has been a trustee of Ramco-Gershenson Properties Trust (formerly named RPS Realty Trust), a New York Stock Exchange listed real estate investment trust, since 1998. Mr. Goldberg has been a director of North Shore Acquisition Corp., a blank check company formed in June 2007 for the purpose of effecting a business combination with an operating business, since its inception in June 2007. Mr. Goldberg received a B.S. (cum laude) from New York University Stern School and a J.D. from the New York University School of Law.

Steven Santo. Mr. Santo has served as Chief Executive Officer, President and a Director of Avantair since its inception in June 2003 and Skyline Aviation Services, Inc. since June 2002. Mr. Santo is a licensed, commercially-rated pilot who has been flying for approximately 15 years. From 1995 through 2001, Mr. Santo practiced law as an attorney in private practice, concluding his law practice in 2001 as a name partner at the firm of Fields, Silver & Santo. From 1992 to 1995, Mr. Santo served as an Assistant District Attorney in New York working in the office’s major crimes unit. Mr. Santo received a J.D. from St. Johns’ University School of Law and a bachelor’s degree from Villanova University.

Stephanie A. Cuskley. Ms. Cuskley has served as a member of our Board of Directors since 2007. In addition, Ms. Cuskley has been on the Board of Directors of Insituform Technologies Inc. (NASDAQ:INSU) since 2005 and is chair of its audit committee. From 2003 thru 2005, Ms. Cuskley was a Managing Director and Project Manager with JPMorgan Chase where she headed the Investment Banking Coverage for the firm’s mid-cap clients located in the eastern US. Ms. Cuskley joined JPMorgan Chase in 1994 and spent 7 years in high yield origination. From 2001 to 2003, she led a global culture and leadership development initiative (LeadershipMorganChase of JPMorgan Chase) sponsored by the firm’s CEO and Executive Committee. Prior to joining JPMorgan Chase, Ms. Cuskley was an Executive VP with Integrated Resources, a large NY-based financial services company, and advised on their financial restructuring. She started her investment banking career in 1985 at Drexel Burnham Lambert as a corporate finance generalist. She is also a commissioner and co-head of the Economic Development committee of the NYC Mayor’s Commission on Women’s Issues and a member of the Resources Development Committee for United Way of New York City. Ms. Cuskley received her MBA from Cornell and her BA from the University of Toronto. Most recently, on January 19, 2009, she was appointed to the position of Chief Executive Officer of NPower, a nonprofit information technology services network. She also serves as the Executive Director of NPower NY, an affiliated organization of NPower.”

A. Clinton Allen. Mr. Allen has served as a member of our Board of Directors since 2007. Mr. Allen is the CEO of A. C. Allen & Company, a private investment banking consulting firm. He is the Lead Director of Steinway Musical Instruments, one of the world's largest manufacturers of musical instruments. He is also a member of the board of directors of Brooks Automation, Inc., which provides integrated tool and factory automation solutions for the global semiconductor and related industries, the board of directors and Executive Committee of LKQ Corporation, the largest nationwide provider of recycled OEM automotive parts and Chairman of the Board of Collectors Universe, a high end provider of collectible and gem grading. He served on the board of directors of Blockbuster Entertainment Corporation from 1986 until its acquisition by Viacom/Paramount in September 1994. Mr. Allen graduated from Harvard University and serves on the Executive Committee of the Friends of Harvard Football, as well as the Harvard Visiting Committee on University Resources and the Harvard Major Gifts Committee. He is a member of the Board of Directors and the President's Council of the Massachusetts General Hospital. Mr. Allen has earned an Advanced Professional Director Certification issued by the Corporate Directors Group, an accredited educational organization of RiskMetric ISS Governance Services.

Robert J. Lepofsky. Mr. Lepofsky has served as a member of our Board of Directors since 2007. Mr. Lepofsky has been the President, Chief Executive Officer and Director of Brooks Automation, Inc., a publicly held producer of automation, vacuum and instrumentation solutions for the global semiconductor industry since October 2007. Mr. Lepofsky has also been Chairman of Westcliff Capital Group, a private holding company since November 2006. After serving for ten years on the Board of Directors of Ensign-Bickford Industries, Inc., a broadly diversified, privately-held corporation with business interests ranging from food flavorings, industrial manufacturing, aerospace defense products and real estate development, Mr. Lepofsky became President and Chief Executive Officer of Ensign-Bickford in January 2005, a position he held until his retirement in November, 2006. From January 1989 to December 2004, Mr. Lepofsky was President and Chief Executive Officer of Helix Technology Corporation, a publicly-held producer of innovative vacuum systems for the semiconductor industry. Mr. Lepofsky previously served as its Senior Vice President and Chief Operating Officer from 1979 through 1988. From January 2005 Mr. Lepofsky was non-executive Chairman of the Board of Helix, a position he held until October 2005 when Helix merged with Brooks Automation, Inc. In the not-for-profit sector Mr. Lepofsky is a member of the Board of Overseers of the Boston Symphony Orchestra and a Life Trustee at the Beth Israel Deaconess Medical Center - a major Harvard teaching hospital in Boston. Mr. Lepofsky received his B.S. degree from Drexel Institute of Technology.

Richard B. DeWolfe. Mr. DeWolfe was appointed to the Board effective January 29, 2009. Mr. DeWolfe is Managing Partner of DeWolfe & Company, LLC, a real estate management and investment consulting firm.  He serves as a Director and Chairman of the Audit Committee of Manulife Financial Corporation which is the parent company of John Hancock Financial Services, Inc.  Mr. DeWolfe holds a BAS, Marketing and Finance from Boston University.  He is also a director of The Boston Foundation; Trustee of Boston University; Trustee of the Marine Biological Laboratory; and an honorary director of The Boston Center for Community and Justice.  He was formerly Chairman and CEO of The DeWolfe Companies, Inc., the largest homeownership organization in New England, which was previously listed on the American Stock Exchange and acquired by Cendant Corporation in 2002.  Mr. DeWolfe was formerly Chairman and Founder of Reliance Relocations Services, Inc. and was formerly Chairman of the Board of Trustees, Boston University.

Recommendation of the Board of Directors

The seven nominees who receive the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. Abstentions and withheld votes have no effect on the vote.

THE BOARD OF DIRECTORS DEEMS ‘‘PROPOSAL NO. 1 — ELECTION OF DIRECTORS’’ TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

The affairs of Avantair are managed by the Board of Directors, which is comprised of at least a majority of independent directors. Each member of the Board of Directors is elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serves until the next annual meeting of stockholders or until a successor has been elected or approved.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board of Directors on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Barry J. Gordon
Arthur H. Goldberg	✓	✓	✓
Steven Santo
Stephanie A. Cuskley	Chair		✓
A. Clinton Allen		Chair
Robert J. Lepofsky	✓	✓	Chair
Richard B. DeWolfe

Role of the Board of Directors’ Committees

The Board of Directors has a standing Audit, Compensation and Nominating and Corporate Governance Committees.

Audit Committee . The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The current charter of the Audit Committee was revised on September 18, 2008, and is available in the Investors section of Avantair’s website (www.avantair.com). A copy of this charter may also be obtained upon request from Avantair’s Corporate Secretary. The audit committee consists of three directors, Ms. Cuskley and Messrs. Goldberg and Lepofsky each of who are considered independent within the meaning of SEC regulations and the listing standards of the Nasdaq Global Market. Our audit committee includes at least one member who has been determined by our board of directors to meet the qualifications of an “audit committee financial expert” (as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002). Ms. Cuskley is the independent director who has been determined to be an audit committee financial expert. The Audit Committee met four times during the fiscal year ended June 30, 2008.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Avantair’s Corporate Governance Charter. In addition, the Nominating and Corporate Governance Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board of Directors regarding such candidates. The Nominating and Corporate Governance Committee also evaluates and makes recommendations to the Board of Directors in connection with its annual review of director independence. The current charter of the Nominating and Corporate Governance Committee is available in the Investors section of Avantair’s website (www.avantair.com). A copy of this charter may also be obtained upon request from Avantair’s Corporate Secretary. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the Nasdaq Global Market. The members of our corporate governance and nominating committee are Ms. Cuskley and Messrs. Goldberg and Lepofsky. Mr. Lepofsky serves as chairman of the corporate governance and nominating committee. The Nominating and Corporate Governance Committee met two times  the during fiscal year ended June 30, 2008.

Compensation Committee. The compensation committee of our board of directors reviews, makes recommendations to the board and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, stock options and other incentive compensation arrangements. In addition, our compensation committee administers our stock plans, including reviewing and granting stock options, with respect to our executive officers and directors, and may from time to time assist our board of directors in administering our stock plans with respect to all of our other employees. Our compensation committee also reviews and approves other aspects of our compensation policies and matters. The current charter of the Compensation Committee was revised on September 18, 2008, and is available in the Investors section of Avantair’s website (www.avantair.com). A copy of this charter may also be obtained upon request from Avantair’s Corporate Secretary. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the Nasdaq Global Market. The current members of our compensation committee are Messrs. Allen, Goldberg and Lepofsky. Mr. Allen serves as chairman of the Compensation Committee. The Compensation Committee met two times during the fiscal year ended June 30,  2008.

Executive Sessions of the Independent Directors

Our “non-management” directors (as determined under the listing standards of the Nasdaq Global Market) typically meet at each regularly scheduled meeting of the Board of Directors, in executive session without any of our management present. No single director has been chosen to preside at all of such meetings. Instead, a director is selected at each such meeting to preside over such meeting. See the section titled “Stockholder Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or the independent directors as a group.

Selection of Nominees for the Board of Directors

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board of Directors for nomination at the annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees for board membership suggested by its members and other Board of Directors members, as well as management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. The Nominating and Corporate Governance Committee will evaluate a prospective nominee against the standards and qualifications set out in the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate and having high performance standards.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Nominating and Corporate Governance Committee will give consideration to these recommendations for positions on the Board of Directors where the Nominating and Corporate Governance Committee has not determined to re-nominate a qualified incumbent director. For each annual meeting of stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under SEC Regulation 13D. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Avantair. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Nominating and Corporate Governance Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee care of Avantair’s Corporate Secretary at Avantair’s principal headquarters, 4311 General Howard Drive, Clearwater, Florida 33762. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed on page 3 under “Deadline for Receipt of Stockholder Proposals.”

 A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	the name and address, including telephone number, of the recommending stockholder;

•	the number of Avantair’s shares owned by the recommending stockholder and the time period for which such shares have been held;

•
if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of Avantair’s next annual meeting of stockholders.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•
the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Avantair);

•
the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Avantair and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Avantair);

•
a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

•
a description of all relationships between the proposed nominee and any of Avantair’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Avantair known to the recommending stockholder or director in Avantair’s filings with the SEC;

•
a statement supporting the nominating stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Avantair;

•
a statement as to whether, in the view of the nominating stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Avantair; and

•
the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Avantair.

Majority Voting for Directors

In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Report on Form 8-K or by a press release. If the Board of Directors does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.

The election of directors at the Annual Meeting is an uncontested election and thus the majority voting standard applies.

Determinations of Director Independence

For a director to be considered independent, the Board of Directors must determine that the director does not have any material relationship with Avantair that falls within the eight categories below. The Board of Directors reviews these categories to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the Nasdaq Global Market listing standards. As required by the Nasdaq Global Market listing standards, the Board of Directors will consider all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board of Directors determined that the following six directors will be independent as of the date of the Annual Meeting: Barry J. Gordon, Arthur H. Goldberg, Stephanie A.Cuskley, A. Clinton Allen, Robert J. Lepofsky and Richard B. DeWolfe.

A director will not be independent if the director falls within one of the following categories as determined by the Board of Directors or a committee thereof based on facts known to it in light of the meanings ascribed to those categories under applicable Nasdaq Global Market guidance, where applicable, and otherwise by the Board of Directors or a committee thereof within its discretion (determinations are based upon relationships during the 36 months preceding the determination):

•	the director is employed by Avantair, or an immediate family member is an executive officer of Avantair;

•
the director receives more than $100,000 per year in direct compensation from Avantair, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	an immediate family member of the director is employed by Avantair and receives more than $100,000 per year in direct compensation from Avantair;

•
the director is affiliated with or employed by Avantair’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by Avantair’s independent auditor;

•
an Avantair executive is on the compensation committee of the Board of Directors of a company which employs an Avantair director, or an immediate family member of that Avantair director, as an executive officer;

•
the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with Avantair and the sales by that company to Avantair or purchases by that company from Avantair, in any single fiscal year during the evaluation period, are more than the greater of two percent of the annual revenues of that company or $1 million;

•
the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted for borrowed money to Avantair, or to which Avantair is indebted for borrowed money, and the total amount of either of such company’s indebtedness to the other at the end of the last completed fiscal year is more than two percent of the other company’s total consolidated assets; or

•
the director serves as an officer, director or trustee of a charitable organization, and Avantair’s discretionary charitable contributions to the organization are more than two percent of that organization’s total annual charitable receipts during its last completed fiscal year.

Our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board of Directors Meetings during Fiscal 2008

The Board of Directors held a total of eight meetings during the fiscal year ended June 30, 2008. All directors attended 75% or more of the aggregate number of Board of Directors meetings and committee meetings. The Chairman of the Board presides over all meetings of the Board of Directors.

Policy Regarding Attendance at Annual Meeting of Stockholders

Avantair encourages all directors to endeavor to attend all annual stockholders meetings, absent unanticipated personal or professional obligations which preclude them from doing so. The majority Avantair’s directors attended the 2008 Annual Meeting.

Stockholder Communication with the Board of Directors

The board of directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee will be primarily responsible for monitoring communications from stockholders and other interested parties and will provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know.

Stockholders and other interested parties who wish to send communications on any topic to the board of directors should address such communications to chairman of the corporate nominating and corporate governance committee at the address provided on the first page of this proxy statement.

Code of Conduct and Professional Ethics

Our board of directors has adopted a code of conduct and professional ethics that applies to all of our directors, employees and officers, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of our code of conduct and professional ethics is posted on our Web site at www.avantair.com under the Corporate Governance section. We intend to disclose future amendments, if any, to certain provisions of our code of conduct and professional ethics, or waivers of such provisions, applicable to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, at the same location on our Web site identified above and also in a Current Report on Form 8-K within four business days following the date of such amendment or waiver. The inclusion of our Web site address in this proxy does not include or incorporate by reference the information on our Web site into this proxy.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected J.H. Cohn, LLP as the Company’s independent auditors for the fiscal year ending June 30, 2009, and has further directed that management submit the selection of independent auditors for ratification by stockholders at the annual meeting. Stockholder ratification of the selection of J.H. Cohn, LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board of Directors is submitting the selection of J.H. Cohn, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection were ratified, the Audit Committee of the Board of Directors at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

J.H. Cohn, LLP has audited the Company’s financial statements since August 1, 2006. A representative of the firm of J.H. Cohn, LLP is expected to be available at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

Avantair, Inc.’s Audit Committee serves to assist Avantair’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Avantair to the public, Avantair’s systems of internal controls regarding finance and accounting that management and the Board have established and Avantair’s auditing, accounting and financial reporting processes generally.

The Audit Committee is comprised solely of independent directors, as defined in the listing standards of the Nasdaq Global Market, as well as other statutory, regulatory and other requirements applicable to Avantair.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Avantair’s website (www.avantair.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Avantair.

Avantair’s management has primary responsibility for the preparation, presentation and integrity of Avantair’s financial statements and its financial reporting process, including internal control over financial reporting. Avantair’s independent registered public accounting firm, J.H. Cohn, LLP, is responsible for expressing an opinion on the conformity of Avantair’s financial statements with accounting principles generally accepted in the United States. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered public accounting firm with regard to the quality and adequacy of Avantair’s internal controls. Management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm.

In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Avantair’s management and J.H. Cohn, LLP.

2. The Audit Committee has discussed with J.H. Cohn, LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380).

3. The Audit Committee has received and reviewed the written disclosures and the letter from J.H. Cohn, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with J.H. Cohn, LLP its independence from Avantair.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Avantair’s Board, and the Board has approved, that the audited financial statements be included in Avantair’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, for filing with the Securities and Exchange Commission. The Audit Committee has also appointed J.H. Cohn, LLP as Avantair’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

Submitted by the audit committee:

STEPHANIE A. CUSKLEY ARTHUR H. GOLDBERG
ROBERT J. LEPOFSKY

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by J.H. Cohn, LLP for the audit of Avantair’s annual financial statements for the fiscal years ended June 30, 2008 and June 30, 2007, and fees billed for other services rendered by J.H. Cohn, LLP during those periods.

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees	$281,000	$230,699
Audit-Related Fees	98,500	96,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$379,500	$326,699

Audit Fees. Consists of fees billed for professional services rendered for the audit of Avantair’s consolidated financial statements, and review of the interim financial statements included in quarterly reports and services that are normally provided by J.H. Cohn, LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements in connection with regulatory filings and are not reported under “Audit Fees.”

Tax Fees . Avantair did not incur any additional fees under this category.

All Other Fees. Avantair did not incur any additional fees under this category.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of the Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accountants in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. During the fiscal year ended June 30, 2008, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the adoption of this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal; your broker will not have authority to vote your shares. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote ‘‘against’’ the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS DEEMS ‘‘PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT AUDITORS’’ TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 3

TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL
MEETING, INCLUDING ANY ADJOURNMENT THEREOF

The Board does not know of any matter for action by stockholders at the 2009 Annual Meeting other than Proposals 1 and 2. The enclosed proxy card, however, will confer discretionary authority to the persons named in the proxy card (Allison Roberto and Tom Palmiero, or either of them) with respect to matters which are unknown at the date of printing this proxy statement and which may properly come before the meeting (including any adjournment thereof). Ms. Roberto and Mr. Palmiero intend to vote on any such matter in accordance with their judgment on such matter.

Recommendation of the Board of Directors

The Board of Directors believes that it is in Avantair’s best interests to authorize Ms. Roberto and Mr. Palmiero to vote on any matters which are unknown at the date of printing this proxy statement and which may properly come before the 2009 Annual Meeting (including any adjournment thereof).

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of common stock of Avantair as of the Measurement Date by: (i) each of Avantair’s directors and nominees for director; (ii) each of the Named Executive Officers listed in the Summary Compensation Table below; (iii) all current directors and executive officers of Avantair as a group and (iv) each person known by Avantair to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership of such shares within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 15,306,666 shares of Avantair’s common stock were issued and outstanding as of the Measurement Date.

	Amount and
	Nature of
	Beneficial
Name and Address of Beneficial Owner(1)	Ownership		Percent of Class
Jonathan Auerbach(2)	4,923,905	(2)	25.4%
Steven Santo(3)	1,701,011		8.8%
Allison Roberto(4)	1,646,650		8.5%
Paul Sonkin(5)	3,247,481	(6)	16.8%
Jeffrey Kirby(7)	864,900		4.5%
Paul J Solit(8)	2,282,246	(8)	11.8%
Seth Klarman(9)	1,156,000		6%
Fred B. Barbara(10)	756,426		3.9%
Barry J. Gordon(11)	642,439	(12)	3.3%
Richard A. Pytak Jr.	7,500	(13)	*
Arthur H. Goldberg(14)	348,000	(15)	1.8%
Stephanie A. Cuskley(16)	13,000	(17)	*
A. Clinton Allen(18)	35,000	(19)	*
Robert J. Lepofsky(20)	23,000	(21)	*
Kevin Beitzel	24,042	(22)	*
Gilder, Gagnon, & Howe & Co. LLC(23)	1,663,156		8.6%
Richard B. DeWolfe(25)	35,000		*
All directors and executive officers as a group (9 individuals) (24)	2,828,992		15.8%

* Less than 1%

(1) Unless otherwise noted, the business address of each of the following is c/o Avantair, 4311 General Howard Drive, Clearwater FL 33762

(2) The business address of Mr. Auerbach is Hound Partners, LLC 101 Park Avenue, 48th Floor, New York, NY 10178. The shares are held by Hound Partners, LP, and Hound Partners Offshore Fund, LP. Mr. Auerbach is the Managing Member of Hound Performance, LLC and Hound Partners, LLC, investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP and Hound Partners Offshore Fund, LP. Includes 2,170,138 shares of common stock issuable upon exercise of warrants and 1,941,748 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock. This information is based on Form 4 filed with the SEC on August 8, 2008 and Schedule 13D filed with the SEC on November 21, 2007 by these persons.

(3) 1,641,650 of the shares are held by Camelot 27 LLC. Each of Steven Santo and Allison Roberto are members of Camelot 27 LLC. Includes 59,361 shares of restricted stock which were granted to Steven Santo individually, which one third vested on May 18, 2008 and one twelfth of the shares vest every 3 months thereafter.

(4) 1,641,650 of the shares are held by Camelot 27 LLC. Each of Steven Santo and Allison Roberto are members of Camelot 27 LLC. Includes 5,000 shares of restricted stock which was granted to Allison Roberto individually which one third vested on May 18, 2008 and one twelfth of the shares vest every 3 months thereafter.

(5) The business address of Mr. Sonkin is 460 Park Avenue, 12th Floor, New York, New York 10022. The shares are held by Hummingbird Value Fund, L.P., The Hummingbird Microcap Value Fund, L.P. and The Hummingbird Concentrated Fund, L.P. Mr. Sonkin, as managing member and control person of Hummingbird Management LLC, the investment manager of such entities, has sole voting and dispositive power over such shares.
This information is based upon Schedule 13D filed with the SEC on November 26, 2007 and Form 4 filed with the SEC on November 26, 2007 by these persons.

(6) Includes 1,173,590 shares of common stock issuable upon exercise of warrants and 233,010 shares of common stock that may be acquired upon the conversion of 12,000 shares of Series A Convertible Preferred Stock.

(7) The business address of Mr. Kirby is P.O. Box 70458, Reno, Nevada 89570. This information is based upon Schedule 13D filed with the SEC on March 5, 2007 by Mr. Kirby.

(8) The business address of Mr. Solit is Potomac Capital Management, 825 Third Avenue, 33 Floor, New York, NY 10022. The shares are held by Potomac Capital Management LLC and Potomac Capital Management Inc. Mr. Solit is the Managing Member of Potomac Capital Management LLC and the President and Sole Owner of Potomac Capital Management Inc. Includes 430,000 shares of common stock issuable upon exercise of warrants and 776,680 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock. This information is based on the Schedule 13G filed with the SEC on August 28, 2008 by these persons.

(9) The business address of Mr. Klarman is The Baupost Group, LLC, 10 St. James Avenue, Suite 1700, Boston, MA 02116. The shares are held by The Baupost Group, LLC. The Baupost Group LLC is a registered investment advisor. SAK Corporation is the Manager of The Baupost Group LLC. Seth Klarman is the sole Director of SAK Corporation and a controlling person of The Baupost Group LLC. This information is based on Form 13G filed with the SEC on February 12, 2008 by these persons.

(10) The business address of Mr. Barbara is BHP Partners LLC, 2300 South Archer Avenue, Chicago, IL 60616. This information is based upon Schedule 13D filed with the SEC on March 5, 2007 by Mr. Barbara.

(11) The business address of Mr. Gordon is 7808 Talavera Place, DelRay Beach, Florida 33446.

(12) Includes 10,000 shares of common stock issuable upon exercise of options which vested on February 23, 2008. Includes 3,000 shares of restricted stock which vest one-third upon each of the next 3 successive annual meetings of stockholders.

(13) Represents 7,500 shares of restricted stock granted to Mr. Pytak which vest one-third on June 30, 2009 and one-twelfth of the shares vest every 3 months thereafter.

(14) The business address of Mr. Goldberg is c/o Corporate Solutions Group, 175 Great Neck Road, Suite 408, Great Neck, NY 11021.

(15) Includes 125,000 shares of common stock issuable upon exercise of warrants. Includes 10,000 shares of common stock issuable upon exercise of options which vested on February 23, 2008. Includes 3,000 shares of restricted stock which vest one-third upon each of the next 3 successive annual meetings of stockholders.

(16) The business address of Ms. Cuskley is 145 West 30th Street, New York, NY 10001.

(17) Includes 10,000 shares of common stock issuable upon exercise of options which vested on February 23, 2008. Includes 3,000 shares of restricted stock which vest one-third upon each of the next 3 successive annual meetings of stockholders.

(18) The business address of Mr. Allen is 710 South Street, Needham, MA 02492.

(19) Includes 10,000 shares of common stock issuable upon exercise of options which vested on February 23, 2008. Includes 3,000 shares of restricted stock which vest one-third upon each of the next 3 successive annual meetings of stockholders.

(20) The business address of Mr. Lepofsky is c/o Westcliff Capital Group, PO Box 81367, Wellesley Hills, MA 02461.

(21) Includes 10,000 shares of common stock issuable upon exercise of options which vested on February 23, 2008. Includes 3,000 shares of restricted stock which vest one-third upon each of the next 3 successive annual meetings of stockholders.

(22) Represents 10,000 shares of restricted stock granted to Mr. Beitzel which one third vested on May 18, 2008 and one-twelfth of the shares vest every three months thereafter. In addition, 15,000 shares of restricted stock were granted to Mr. Beitzel on June 30, 2008 which one third vests on June 30, 2009 and one-twelfth of the shares vest every 3 months thereafter.

(23) This information is based on Schedule 13G filed with the SEC on February 6, 2008 by Walter Weadock, member of Gilder, Gagnon, Howe and Co. LLC.

(24) Includes 499,626 shares of common stock issuable upon exercise of warrants. Includes 107,054 shares of restricted stock. Includes 50,000 shares of common stock issuable upon exercise of options.

(25) The business address of Mr. DeWolfe is c/o DeWolfe & Company, PO Box 299, Milton, MA 02186.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Avantair’s executive officers and directors, and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than ten percent of the Company’s common stock are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of the forms furnished to Avantair and written representations from its executive officers and directors, the Company believes that during fiscal 2008 all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of more than ten percent of our common stock were complied with.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee of the board of directors was an officer or employee of Avantair during the fiscal year ended June 30, 2008 or was formerly our officer or employee. In addition, none of Avantair’s executive officers served as a member of another entity’s board of directors or as a member of the compensation committee of another entity (or other board committee performing equivalent functions) during the fiscal year June 30, 2008, which entity had an executive officer serving on the board of directors. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

MANAGEMENT

Executive Officers

The following table contains the names, ages, and positions of our current executive officers:

Name	Age	Position
Steven Santo	41	Chief Executive Officer and Director
Richard A. Pytak Jr.	46	Chief Financial Officer
Kevin Beitzel	40	Chief Operating Officer

Steven Santo has served as Chief Executive Officer, President and a Director of Avantair since its inception in June 2003 and Skyline Aviation Services, Inc. since June 2002. Mr. Santo is a licensed, commercially-rated pilot who has been flying for approximately 15 years. From 1995 through 2001, Mr. Santo practiced law as an attorney in private practice, concluding his law practice in 2001 as a name partner at the firm of Fields, Silver & Santo. From 1992 to 1995, Mr. Santo served as an Assistant District Attorney in New York working in the office’s major crimes unit. Mr. Santo received a J.D. from St. Johns’ University School of Law and a bachelor’s degree from Villanova University.

Richard Pytak has been the Chief Financial Officer since April 14, 2008. Prior thereto, Mr. Pytak was the Company’s Vice President of Finance since joining the Company in February 2008. Prior to joining Avantair, Mr. Pytak served as Group Controller of Gibraltar Industries, Inc., from August 2003 to January 2008 and as Treasurer from June 1998 to July 2003. Gibraltar Industries, Inc. is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets, with annual sales of over $1 billion dollars in 2007.

Kevin Beitzel has been the Chief Operating Officer since February 8, 2008. Mr. Beitzel served as the Company’s Executive Vice President of Maintenance and Operations from September 2007 to February 8, 2008. From December 2005 through August 2007, Mr. Beitzel served as the Company’s Vice President of Maintenance. Prior to joining Avantair, Mr. Beitzel served as Director of Vendor Maintenance at US Airways from February 2005 to December 2005. From July 1999 to February 2005 Mr. Beitzel served as Maintenance Operations Manager at US Airways.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The primary goals of the compensation committee of Avantair’s board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation.

To achieve these goals, our compensation committee recommends executive compensation packages to our board of directors that are generally based on a mix of salary, discretionary bonus and equity awards. Although our compensation committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we intend to implement and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals and value-creating milestones such as the development of our products, the establishment and maintenance of key strategic relationships, reaching sales and marketing targets and the growth of our customer base as well as our financial and operational performance, as measured by metrics such as revenues and profitability.

We retained compensation consultants to review our policies and procedures with respect to executive compensation. They intend to conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers.

Our compensation committee will perform a review based on a survey of executive compensation paid by peer companies in the fractional aircraft industry as well as review other industries of similar age and size, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

Elements of Compensation

Our compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in our industry and are competitive and further our objectives of motivating achievement of our short- and long-term financial performance goals and strategic objectives, rewarding superior performance and aligning the interests of our executives and shareholders. The compensation received by our executive officers consists of the following elements:

The compensation received by our executive officers consists of the following elements:

•	base salary;

•	discretionary annual bonus;

•	equity-based long-term incentives, including stock appreciation rights and performance-based restricted stock; and

•	401(k), profit-sharing, welfare and other personal benefits

Base Salary

General Considerations

Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the fractional aircraft industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Since February 2007, the base salary of our Chief Executive Officer has been $416,000. The annual base salary for our other executive officers range from $150,000 to $250,000.

Our compensation committee believes that these base salary levels are commensurate with the general salary levels for similar positions in companies in a similar stage of development in our industry.

Annual Incentive Compensation

Discretionary Annual Bonus

In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and for achieving what the committee believes to be value-creating milestones.

Long-Term Compensation- 2006 Long-Term Incentive Plan

In February 2007, Avantair’s Board of Directors and stockholders approved Avantair’s 2006 Long Term Incentive Plan (which we sometimes refer to as the Plan).

Purpose

The purpose of the Plan is to further and promote the interests of Avantair, its subsidiaries and its stockholders by enabling Avantair and its subsidiaries to attract, retain and motivate employees, non-employee directors and consultants or those who will become employees, non-employee directors or consultants, and to align the interests of those individuals and Avantair’s stockholders.

Number of Shares

The maximum number of shares of Avantair common stock as to which awards may be granted under the Plan may not exceed 1,500,000 shares. Shares of Avantair common stock subject to issuance upon exercise or settlement of awards with respect to stock options, stock appreciation rights, restricted stock and restricted stock units shall count against this limit. Awards of performance units which are paid in cash are not subject to this limit and will not count against the number of shares of Avantair common stock available under the Plan. With respect to awards intending to be “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (which is referred to as the Code) the maximum amount that can be awarded in any calendar year to any participant is (i) in respect of performance units, performance-based restricted shares and restricted stock units and other awards (other than options and stock appreciation rights), 150,000 shares of Avantair common stock (or the then equivalent fair market value of such shares), and (ii) in the case of stock options and stock appreciation rights, 150,000 underlying shares of Avantair common stock. Avantair may grant awards that exceed the 150,000-share limit so long as the amount in excess of such limit is not intended to be “qualified performance-based compensation” under Code Section 162(m). The limits on the numbers of shares described in this paragraph and the number of shares subject to any award under the Plan are subject to proportional adjustment as determined by Avantair’s Board to reflect certain stock changes, such as stock dividends and stock splits (see “Recapitalization Adjustments” below).

If any awards under the Plan expire or terminate unexercised, the shares of common stock allocable to the unexercised or terminated portion of such award shall return to Avantair’s treasury and again be available for award under the Plan.

Administration

The administration, interpretation and operation of the Plan will be vested in the Compensation Committee of Avantair’s Board of Directors. The Compensation Committee may designate persons other than members of the Compensation Committee to carry out the day-to-day administration of the Plan.

Eligibility

The Plan permits awards to employees and non-employee directors and consultants of Avantair and its subsidiary.

No determination has been made as to future awards which may be granted under the Plan, although it is anticipated that recipients of awards will include the current executive officers of Avantair. It is not determinable what awards under the Plan would have been received by the executive officers and directors of Avantair and its subsidiaries.

Awards under the Plan

Awards under the Plan may consist of stock options, stock appreciation rights (which are sometimes referred to as SARs), restricted shares, restricted stock units or performance unit awards, each of which is described below. All awards will be evidenced by an award agreement between Avantair and the individual participant and approved by the Compensation Committee. At the discretion of the Compensation Committee, an eligible employee may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible employee.

Stock Options and Stock Appreciation Rights

A stock option is an award that entitles a participant to purchase shares of Avantair common stock at a price fixed at the time the option is granted. Stock options granted under the Plan may be in the form of incentive stock options (which qualify for special tax treatment) or non-qualified stock options, and may be granted alone or in addition to other awards under the Plan.

An SAR entitles a participant to receive, upon exercise, an amount equal to the excess of the fair market value on the exercise date of a share of Avantair common stock, over the fair market value of a share of Avantair common stock on the date the SAR was granted, multiplied by the number of shares of Avantair common stock for which the SAR has been exercised.

The exercise price and other terms and conditions of stock options and the terms and conditions of SARs will be determined by the Compensation Committee at the time of grant, and in the case of stock options, the exercise price per share may not be less than 100 percent of the fair market value of a share of Avantair common stock on the date of the grant. In addition, the term of any incentive stock options granted under the Plan may not exceed ten years. An option or SAR grant under the Plan does not provide the recipient of the option any rights as a shareholder and such rights will accrue only as to shares actually purchased through the exercise of an option or the settlement of an SAR.

If stock options and SARs are granted together in tandem, the exercise of such stock option or the related SAR will result in the cancellation of the related stock option or SAR to the extent of the number of shares in respect of which such option or SAR has been exercised.

Stock options and SARs granted under the Plan shall become exercisable at such time as designated by the Compensation Committee at the time of grant.

Payment for shares issuable pursuant to the exercise of a stock option may be made either in cash, by certified check, bank draft or money order payable to the order of Avantair, or by payment through any other mechanism permitted by the Compensation Committee, including, if the Compensation Committee so determines, by delivery of shares of Avantair common stock.

In addition, the Compensation Committee, in its sole discretion, may provide in any stock option or SAR award agreement that the recipient of the stock option or SAR will be entitled to dividend equivalents with respect to such award. In such instance, in respect of any such award which is outstanding on a dividend record date for Avantair common stock, the participant would be entitled to an amount equal to the amount of cash or stock dividends that would have paid on the shares of Avantair common stock covered by such stock option or SAR award had such shares of Avantair common stock been outstanding on the dividend record date.

 Restricted Share Awards and Restricted Stock Units

Restricted share awards are grants of Avantair common stock made to a participant subject to conditions established by the Compensation Committee in the relevant award agreement on the date of grant. Restricted stock units are similar to restricted shares except that no shares of common stock are actually awarded to a participant on the date of grant and the common stock underlying the award will generally be provided to the participant after the vesting conditions have been satisfied.

Restricted shares and restricted stock units will vest in accordance with the conditions and vesting schedule, if any, provided in the relevant award agreement. A participant may not sell or otherwise dispose of restricted shares or restricted stock units until the conditions imposed by the Compensation Committee with respect to such shares and/or units have been satisfied. Restricted share awards and restricted stock units under the Plan may be granted alone or in addition to any other awards under the Plan. Restricted shares which vest will be reissued as unrestricted shares of Avantair common stock.

 Each participant who receives a grant of restricted shares will have the right to receive all dividends and vote or execute proxies for such shares. Any stock dividends granted with respect to such restricted shares will be treated as additional restricted shares. Participants receiving grants of restricted stock units will not be stockholders until the common stock underlying the award is provided to them and they will not enjoy the rights of stockholders (such as receiving dividends and voting or executing proxies) until that time.

Performance Units

Performance units (with each unit representing a monetary amount designated in advance by the Compensation Committee) are awards which may be granted to participants alone or in addition to any other awards granted under the Plan. Generally, participants receiving performance unit grants will only earn such units if certain performance goals are satisfied during a designated performance period. The Compensation Committee will establish such performance goals and may use measures such as level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, earnings before interest and taxes, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, Cash EBITDA, completion of acquisitions and/or divestitures, comparisons to peer companies, individual or aggregate participant performance or such other measure or measures of performance as the Compensation Committee determines. The participant may forfeit such units in the event the performance goals are not met. If all or a portion of a performance unit is earned, payment of the designated value thereof will be made in cash, unrestricted shares of Avantair common stock, in restricted shares or in any combination thereof, as provided in the relevant award agreement.

Performance Goals for Qualified Performance-Based Compensation

Section 162(m) of the Code limits Avantair’s ability to deduct compensation paid to its senior executive officers, unless the compensation qualifies as “qualified performance-based compensation,” as defined in that section and the regulations promulgated under that section. In order to qualify as “qualified performance-based compensation,” the material terms of the performance goals must be disclosed to Avantair’s stockholders and approved by the stockholders. Among the material terms of the performance goals are descriptions of the business criteria on which the performance goals will be based.

To the extent possible Avantair intends to have the Plan satisfy the requirements of Section 162(m) so that the Compensation Committee is able to grant awards satisfying the requirements of “qualified performance-based compensation.” Consequently, Avantair must disclose the following business criteria in establishing performance goals under the plan:

•	level of sales,

•	earnings per share,

•	income before income taxes and cumulative effect of accounting changes,

•	income before cumulative effect of accounting changes,

•	net income,

•	earnings before interest and taxes,

•	return on assets,

•	return on equity,

•	return on capital employed,

•	total stockholder return,

•	market valuation,

•	cash flow,

•	cash EBITDA,

•	comparisons to peer companies, and

•	completion of acquisitions and/or divestitures.

These performance goals will be based on any of the above business criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, as the Compensation Committee may determine. Such business criteria will have any reasonable definitions that the Compensation Committee may specify, which may include or exclude any or all of the following items: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify.

Recapitalization Adjustments

Awards granted under the Plan, any agreements evidencing such awards and the maximum number of shares of Avantair common stock subject to all awards, as well as the per participant per calendar year limitations described above, shall be subject to adjustment or substitution, as determined by Avantair’s Board of Directors, as to the number, price or kind of a security or other consideration subject to such awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding stock or in the capital structure of Avantair by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. Avantair shall give each participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Mergers and Other Similar Events

In the event of any of the following:

A. Avantair is merged into or consolidated with another corporation or entity;

B. All or substantially all of the assets of Avantair are acquired by another person; or

C. The reorganization or liquidation of Avantair

Avantair’s Board of Directors may cancel any outstanding awards and cause the holders thereof to be paid, in cash, securities or other property (including any securities or other property of a successor or acquirer), or any combination thereof, the value of such awards as determined by Avantair Board of Directors, in its sole discretion (e.g., in the case of Stock Options, based upon the excess of the value of a share of Avantair common stock over the exercise price per share). Avantair’s Board of Directors may provide that such cash, securities or other property is subject to vesting and/or exercisability terms similar to the award being cancelled.

Amendment, Suspension or Termination of the Plan

Unless earlier terminated by Avantair’s Board of Directors, the Plan shall terminate on the date 10 years after the date the first award is granted thereunder. The Board may amend, suspend or terminate the Plan (or any portion thereof) at any time. However, no amendment shall (a) materially and adversely affect the rights of any participant under any outstanding award, without the consent of such participant (except as described below) or (b) increase the number of shares available for awards under the Plan without shareholder approval.

Section 409A of the Code provides substantial penalties to persons deferring taxable income, unless the requirements of Section 409A have been satisfied.  The Plan provides the ability to issue awards that may be subject to subject to Section 409. The Plan explicitly provides the ability for Avantair’s Board of Directors to amend the Plan , without participant consent, in any way it deems appropriate, even if such amendment would materially and adversely affect the rights of participants to satisfy Section 409A and the regulations that will be issued thereunder.

401(k) and Retirement Programs

We have a tax-qualified employee savings and retirement plan, or 401(k) plan, which generally covers our employees. The plan is intended to qualify under Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended, so that contributions, and income earned thereon, are not taxable to employees until withdrawn from the plan. Under the plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($15,500 in calendar year 2008) and have the amount of the reduction contributed to the plan. The plan also permits, but does not require, us to make matching contributions and profit-sharing contributions to the plan on behalf of participants. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the 401(k) plan, provided that such employees are age 50 or older ($5,000 in calendar year 2008). To date, we have not made any discretionary or profit-sharing contributions to the 401(k) plan. As a tax-qualified plan, we can generally deduct contributions from the participants pre-tax compensation when made, and such contributions and their earnings are not taxable to participants until distributed from the plan. Pursuant to the terms of the plan, participants may direct the trustees to invest their accounts in selected investment options.

Nonqualified Deferred Compensation

On December 18, 2008, the Company adopted the Avantair Leadership Deferred Compensation Plan (which we sometimes refer to as the “Deferred Compensation Plan”) approved by the Board of Directors for a select group of management or highly compensated employees, and non-employee Directors, effective January 1, 2009. The Deferred Compensation Plan is comprised of an Adoption Agreement and a Basic Plan Document. The Deferred Compensation Plan is a nonqualified, unfunded deferred compensation plan that provides specified benefits to a select group of management or highly compensated employees.  Specifically, the Deferred Compensation Plan is intended to:

•
provide participants with supplemental retirement benefits determined by the Company in its complete discretion (which amounts may vary by participant and which are subject to a vesting requirement); and

•	allow participants to defer compensation in excess of the amounts permitted under the Avantair Inc. 401(k) Profit Sharing Plan & Trust.

Investment returns on amounts credited pursuant to the Plan are based on one or more investment funds selected by a participant from among those provided under the Deferred Compensation Plan.

The Deferred Compensation Plan will provide the payments to a participant who separated from service in a single lump sum or in annual installments over 5, 10, or 15 years, as elected by the participant.  Payments will be made in a single lump sum due to the participant’s death, disability, or termination of the Deferred Compensation Plan (under certain conditions).  In addition, in the event of an unforeseeable financial emergency, a participant may make a written request to the Deferred Compensation Plan administrator for a hardship withdrawal.  No income taxes are payable on amounts credited pursuant to the Deferred Compensation Plan until paid to the participant.

The Company may amend or terminate the Deferred Compensation Plan at any time.

Welfare and Other Benefits

We maintain benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short and long-term disability insurance, group life insurance and supplemental life insurance as well as customary vacation, leave of absence and other similar policies. Our Named Executive Officers are eligible to participate in these programs on the same basis as the rest of our salaried employees.

Policies Relating to Our Common Stock

Insider Trading Policy and Stock Ownership Guidelines

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. We restrict trading by our officers and directors, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin at the close of business on the second trading day following the date of public disclosure of the financial results for the prior fiscal quarter or year and end on the first calendar day of the third fiscal month of the fiscal quarter. While we do not have a policy that specifically prohibits our executive officers from hedging the economic risk of stock ownership in our stock, we discourage our executive officers from entering into certain types of hedges with respect to our securities. In addition, federal securities laws prohibit our executive officers from selling “short” our stock.

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to Named Executive Officers in excess of $1 million. Certain compensation is specifically exempt from the deduction limit to the extent it qualifies as “performance-based” under the qualification requirements established under Section 162(m). In evaluating whether to structure executive compensation components as qualified performance-based compensation and thus, tax deductible, the Compensation Committee considers the net cost to us, its ability to effectively administer executive compensation in the long-term interest of stockholders, and the specific corporate goal underlying the various items of compensation. Stock option grants and performance share awards made to executive officers under our 2006 Long- term Incentive Plan and cash payments under our Discretionary Annual Bonus are structured generally to be fully deductible under Section 162(m). The Compensation Committee believes, however, that it is important to preserve the flexibility in administering compensation programs in a manner designed to promote corporate goals.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2009 Annual Meeting of Shareholders which is also incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

By the Compensation Committee

A. Clinton Allen, Chair
Arthur H. Goldberg
Robert J. Lepofsky

The foregoing Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Avantair under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Avantair specifically incorporates this Report by reference therein.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our Named Executive Officers for the fiscal year ended June 30, 2008. The Named Executive Officers are our Chief Executive Officer and Chief Financial Officer, along with each of our next two most highly compensated executive officers, based upon their total compensation as reflected in the table below.

					All Other
		Salary	Bonus	Stock	Compensation	Total
Name and Principal Position	Year	($)	($)	Awards ($)(1)	($)(2)	($)
Steven Santo	2008	$400,000	$100,000	$94,173	$74,450	$668,623
Chief Executive Officer and Director	2007	343,750	200,000	16,190	55,670	615,610
Richard A. Pytak Jr. (3)	2008	59,077	50,000	-	37,539	146,616
Chief Financial Officer	2007	-	-	-	-	-
(As of April 14, 2008)
John Waters	2008	222,115	12,500	134,921	183,333	552,869
Chief Financial Officer and Director	2007	195,673	150,000	12,082	22,500	380,255
(October 1, 2006 - April 11, 2008 )
Kevin L. Beitzel	2008	179,006	50,000	14,933	6,468	250,407
Chief Operating Officer	2007	97,308	-	1,539	528	99,375
(As of February 8, 2008)
Tracy Chaplin	2008	149,870	5,000	-	69,791	224,661
Chief Operating Officer	2007	180,709	53,651	8,216	-	242,576
(January 30, 2006 - February 7, 2008)

(1)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123(R).
(2)
The following are comprised of automobile allowances to Messrs. Santo and Beitzel and Ms. Chaplin of $25,958, $6,000 and $5,600, respectively; housing allowances to Messrs. Santo and Pytak of $44,543 and $4,526, respectively; reimbursed moving expenses to Mr. Pytak of $33,013; a payment to Mr. Waters of $183,333 with respect to his separation agreement with the Company; a payment to Ms. Chaplin of $63,902 in connection with her departure from the Company; and 401K employer match contributions for Messrs. Santo and Beitzel and Ms. Chaplin of $4,038, $468 and $288, respectively.

(3)	Mr. Pytak was not compensated by the Company in 2007 as his employment commenced in February 2008.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

We have granted shares of restricted stock or other plan-based awards and plan to continue to grant shares of restricted stock or other plan-based awards to executive officers, employees and other service providers. The following table provides information, as of June 30, 2008, concerning restricted stock granted to our named executive officers during the fiscal year ended June 30, 2008:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)
Richard A. Pytak Jr.	6/30/2008	7,500
Kevin Beitzel	6/30/2008	15,000

(1)
Awards of restricted stock granted under the 2006 Long-Term Incentive Plan. One-third of the shares granted to each executive officer vest on June 30, 2009, and one-twelfth of the shares vest every three months thereafter.

The Plan was approved on February 22, 2007. Since the approval, Avantair granted an aggregate of 22,500 and 214,000 shares of restricted stock to its executive officers and employees in the fiscal years ended June 30, 2008 and 2007, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR END

The following table provides information concerning outstanding equity awards as of June 30, 2008, by each of our named executive officers:

Name	Date Granted	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Steven Santo	5/18/07	44,667		$ 218,868
John Waters	5/18/07	—	(2)	$ —
Tracy Chaplin	5/18/07	—	(3)	$ —
Richard A. Pytak Jr.	6/30/08	7,500		$ 14,550
Kevin Beitzel	6/30/08	21,667	(4)	$ 61,768

(1)
Awards of restricted stock granted under the 2006 Long-Term Incentive Plan. One-third of the share granted to each executive officer vested one year following the grant date, and one-twelfth of the shares vest every three months thereafter.

(2)	Effective April 11, 2008, Mr. Waters employment ended and in connection therewith, Mr. Waters forfeited 16,666 of these shares.

(3)	Effective February 7, 2008, Ms. Chaplin’s employment ended and in connection therewith, these shares were forfeited.

(4)
Mr. Beitzel was granted 10,000 shares on May 18, 2007 as well as another 15,000 shares on June 30, 2008. Each grant award contained vesting terms of one-third of the shares granted to vest one year following the grant date, and one-twelfth of the shares vest every three months thereafter. Therefore, as of June 30, 2008, approximately two-thirds of the shares granted in 2007 and all of the 2008 shares had not yet vested and are included in the calculation above.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

No named executive officer was granted any stock options and there were no options exercised during the fiscal year ended June 30, 2008. In addition, there were 76,663 shares of restricted stock that vested and 10,668 that were exercised during the fiscal year ended June 30, 2008.

EMPLOYMENT ARRANGEMENT WITH NAMED EXECUTIVE OFFICER

Steven Santo

On September 29, 2006, we entered into an employment agreement with Mr. Santo, our Chief Executive Officer and a director. The agreement provides that Mr. Santo will receive an annual base salary of $400,000 after the closing of the sale of the company to Ardent Acquisition Corporation and will be eligible to receive an annual performance bonus, which for 2007 may be 60% of his base salary. Future annual base salary will not be less than $400,000, with increases approved by the Compensation Committee and/or the Board of Directors. Mr. Santo is entitled, among other things, to:

•	participate in all benefit programs, including the registered retirement savings plan, established and made available to its employees;

•	monthly living expenses in the amount of $2,800 through December 31, 2008;

•	monthly automobile lease reimbursement of $1,500; and

•	reimbursement for any reasonable out-of-pocket expenses incurred in the course of employment.

The term of the employment agreement is three years.

We do not have an employment agreement with the other named executive officers.

Termination Benefits

If the agreement is terminated by Mr. Santo voluntarily without good reason, Avantair shall have no further obligations following the effective date of termination other than to pay the employee for any accrued but unpaid salary and reimbursable expenses.

If the agreements are terminated by Avantair without cause or by the executive for good reason or for disability, then Mr. Santo is respectively entitled to:

•	any then accrued but unpaid base salary and performance bonus as of the date of termination; and

•	payment of the base salary in effect at the time of termination and continuation of health insurance for a period of 12 months.

In each agreement, “cause” means:

•	employee’s fraud or breach of fiduciary obligations in connection with performance of his duties with Avantair (including but not limited to any acts of embezzlement or misappropriation of funds);

•	employee’s indictment for a felony or plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude;

•
employee’s being under the influence of any drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or repeatedly being under the influence of alcohol, during the performance of his duties under his employment agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of his duties under his employment agreement;

•	employee’s refusal to substantially perform his duties under his employment agreement, except in the event that the employee becomes permanently disabled;

•	employee’s willful misconduct or gross negligence in connection with his employment;

•
employee’s material violation of any Avantair policies or procedures relating to harassment, discrimination or insider trading; or employee’s material breach of any provision of his employment agreement.

In each agreement, “good reason” means:

•	Avantair’s willful material breach of any provision of his employment agreement;

•
any material adverse change in employee’s position, authority, duties or responsibilities (other than a change due to employee’s permanent disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in employee’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion; or (B) a material diversion from employee’s performance of the functions of employee’s position, excluding for this purpose material adverse changes made with employee’s written consent or due to employee’s termination for cause or termination by employee without good reason; or

•
relocation of Avantair’s headquarters and/or employee’s regular work address to a location which requires the employee to travel more than forty (40) miles from employee’s place of employment on the date of his employment agreement.

In addition, Mr. Santo’s interest in any stock options or restricted stock will fully vest on the effective date of a termination without cause.

Under the employment agreement with Mr. Santo, if the employment agreement had been terminated by the Company without cause or by Mr. Santo for good reason or for disability, effective June 30, 2008 (the last business day of our fiscal year of 2008), he would have been paid a total of $497,454, including: (i) $400,000 representing his base salary then in effect, (ii) $10,800 representing the continuation of health insurance for a period of 12 months; and (iii) $86,654 representing the acceleration of the vesting of 44,667 shares of restricted stock from the 2006 Long-term Incentive Plan (based on the closing price of $1.94 per share as of June 30, 2008).

DIRECTOR COMPENSATION

Upon the recommendation of the compensation committee, the full board of directors approved an annual compensation arrangement for our independent directors effective February 23, 2007. Such arrangement is comprised as follows:

Annual Fee. Each director, other than those directors serving as employees, receives an annual cash retainer in the amount of $40,000, paid quarterly in arrears. Each director has the option to receive, in whole or in part, such amount in cash or hours flown in Company aircraft. The hours flown in Company aircraft will be valued at estimated fair market value. Mr. Gordon will receive an additional $35,000 in annual cash compensation for service as our non-Executive Chairman.

Audit Committee Chair. The chair of the audit committee, Ms. Cuskley, receives an additional annual cash compensation of $20,000 as our audit committee chair.

On March 5, 2008 Avantair granted 3,000 shares of restricted stock to each of Barry Gordon, Arthur Goldberg, Stephanie Cuskley, Robert Lepofsky and A. Clinton Allen. The restricted shares granted to the directors vest one third upon each of the next three (3) successive annual meetings, subject to the grantee’s continued service on the Board of Directors.

The following director compensation table shows the compensation we paid in the fiscal year ended June 30, 2008 to our non-employee directors:

 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Total ($)
A. Clinton Allen	40,000	1,140	41,140
Barry Gordon	75,000	1,140	76,140
Arthur Goldberg	40,000	1,140	41,140
Robert Lepofsky	40,000	1,140	41,140
Stephanie Cuskley	60,000	1,140	61,140

(1)
The fees earned by the directors may be paid, at the director’s option, in cash and/or in hours flown in Company aircraft at estimated fair market value per hour. Messrs. Allen, Goldberg and Lepofsky have chosen to be paid in hours flown in company aircraft.

Mr. Gordon and Ms. Cuskley have chosen to be paid in cash.

(2)
The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2008, in accordance with Statement of Financial Accounting Standards No. 123(R). The balance remaining to be recognized over the remaining vesting period of the award is $47,627.

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

We have adopted a Code of Conduct and Professional Ethics, applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and all of our other executives pursuant to which all directors, officers and employees must promptly disclose to us, any material transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest with Avantair, Inc. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

Related Party Transactions

The following is a summary of transactions entered into during the fiscal year ended June 30, 2008, to which we have been a party in and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements.

Effective April 11, 2008, the Company’s former Chief Financial Officer departed the Company and resigned his position as a director of the Company. In connection with the former Chief Financial Officer’s departure, on April 14, 2008, the Company entered into a separation agreement pursuant to which the former Chief Financial Officer will receive (i) a payment equal to eight months salary ($183,333), (ii) reimbursement of premium payments for COBRA benefits until the earlier of a period of eight (8) months commencing April 14, 2008 or at such time that the former Chief Financial Officer obtains employment providing health benefits and (iii) pursuant to an amendment to his previously issued restricted stock award, 33,334 shares of common stock. In addition, the former Chief Financial Officer has agreed not to transfer any shares of the Company’s common stock for a period of six (6) months commencing April 14, 2008. At the end of the six (6) month period, the former Chief Financial Officer’s unrestricted shares shall be freely tradable in the open market, subject to the Company’s “Right of First Refusal” and in compliance with applicable securities law. In addition, the former Chief Financial Officer has agreed to cooperate fully with the Company’s reasonable requests for assistance in transitioning his previous responsibilities for a period of eight (8) months commencing April 14, 2008.

On March 5, 2008, Avantair granted 3,000 shares of restricted stock to each of Barry Gordon, Arthur Goldberg, Stephanie Cuskley, Robert Lepofsky and A. Clinton Allen. Each of these individuals is a director of Avantair. The shares of restricted stock granted to the directors’ vest one third upon each of the next 3 successive annual meetings of stockholders, subject to the grantee’s continued service on the Board of Directors.

Annually, Avantair participates as one of the sponsors of the Corporate Directors Group, an accredited educational organization of RiskMetric ISS Governance Services, of which our director, A. Clinton Allen presides as its chairman. The sponsorship provides the Corporate Directors Group with 23 hours of aircraft usage annually in lieu of cash.

OTHER MATTERS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address and the same last name by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer a separate proxy statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. Any such notice should be addressed to the Investor Relations Department at the address appearing on the first page of this proxy statement, or notice can be given by calling Avantair at (727) 539-0071:

•	to receive a separate copy of a proxy statement for this meeting;

•	to receive a separate copy of a proxy statement for future meetings; or

•	if the stockholder shares an address and wishes to request delivery of a single copy of proxy statements if now receiving multiple copies of proxy statements.

Our board of directors knows of no other business that will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

Avantair’s Annual Report on Form 10-K, as filed by Avantair with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

On behalf of the board of directors,

/s/ Barry J. Gordon
Chairman of the Board

Avantair, Inc.

VOTE BY INTERNET OR TELEPHONE
QUICK   EASY    IMMEDIATE

As a stockholder of Avantair, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on March 3, 2009.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1 (866) 894-0537.		Vote Your Proxy by mail:
Go to www.continentalstock.com. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

q FOLD AND DETACH HERE AND READ THE REVERSE SIDE q

		PROXY							Please mark your votes like this	☒

			For all Nominees	Withhold All	For All Except
								FOR	AGAINST	ABSTAIN
1.	Nominees for the Board of Directors:					2.	Ratification of J.H. Cohn, LLP as our Independent Auditors:			
	1.	Barry J. Gordon	4.	Stephanie A. Cuskley
	2.	Arthur H. Goldberg	5.	A. Clinton Allen			In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting or any adjournment thereof.

	3.	Steven Santo	6.	Robert J. Lepofsky

	7.	Richard B.DeWolfe

	When you mark “For All Except,” write the nominee’s name and number on the line below:
	___________________									

	Label Area 4” x 1 1/2”						MARK HERE FOR ANY CHANGE AND NOTE BELOW

									COMPANY ID:

							UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING		PROXY NUMBER:
							TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS		ACCOUNT NUMBER:

Signature	Signature	Date: , 2009
Please sign exactly as name appears hereon. Joint owners each should sign. Executors, administrators, trusts, trustees, guardians, or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

AVANTAIR, INC.
4311 General Howard Drive
Clearwater, Florida 33762

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Allison Roberto and Tom Palmiero each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Avantair, Inc. held of record by the undersigned on January 28, 2009 at the Annual Meeting of Stockholders to be held on March 4, 2009 at 12:00 p.m., local time, at 4311 General Howard Drive, Clearwater, Florida, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE